INVESCO GLOBAL DIVIDEND GROWTH SECURITIES FUND                    SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD AND 73A

FOR PERIOD ENDING:  9/30/2011
FILE NUMBER :       811-05426
SERIES NO.:         39

72DD.    1 Total income dividends for which record date passed during the period. (000's Omitted)
           Class A       $  8,113
         2 Dividends for a second class of open-end company shares (000's Omitted)
           Class B       $  2,049
           Class C       $    136
           Class Y       $    61

73A.       Payments per share outstanding during the entire current period: (form nnn.nnnn)
         1 Dividends from net investment income
           Class A         0.3032
         2 Dividends for a second class of open-end company shares (form nnn.nnnn)
           Class B         0.3082
           Class C         0.2163
           Class Y         0.3345